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EXHIBIT 5(a)

JOHN HANCOCK FINANCIAL SERVICES                              (JOHN HANCOCK LOGO)
                                                             the future is yours

Arnold R. Bergman
Chief Counsel - Variable Annuities
U.S. Wealth Management
601 Congress Street
Boston, MA 02210
(617) 663-2184
Fax: (617) 663-2197
E-Mail: abergman@jhancock.com

November 25, 2008

     Re: John Hancock Variable Life Insurance Company MVAIs

Ladies and Gentlemen:

I have acted as counsel to John Hancock Variable Life Insurance Company, a Massachusetts corporation, (the "Company") in connection with the preparation of a joint Registration Statement on Form F-3 (the "Registration Statement") filed by Manulife Financial Corporation, a Canadian corporation and indirect parent of the Company ("Manulife"), and the Company with the Securities and Exchange Commission (the "Commission") on November 25, 2008. The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of up to an aggregate of $50,000,000 of the Company's market value adjustment interests (the "MVAIs") under deferred annuity contracts (the "Contracts"), and (b) the full and unconditional subordinated guarantee of the Company's payment obligations under the Contracts by Manulife. The MVAIs are to be (i) issued under forms of the Contracts between the Company and owners of its Contracts; and (ii) guaranteed by Manulife pursuant to the terms of a Subordinated Guarantee to be executed by Manulife (the "Subordinated Guarantee"). A form of the Contracts and the Subordinated Guarantee have been filed and incorporated by reference into the Registration Statement.

In connection with this opinion, I have examined (i) the Registration Statement;
(ii) a form of the Contracts; (iii) a form of the Subordinated Guarantee; (iv) the Company's Articles of Organization, as currently in effect; (v) the Company's Bylaws, as currently in effect; and (vi) resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement and related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, certificates of officers or other representatives of the Company, certificates of public officials and others, and such other agreements, documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photocopies and the authenticity of the originals of such copies.

I am admitted to the Bar of the Commonwealth of Massachusetts, and do not express any opinion as to the laws of any jurisdiction other than the Commonwealth of Massachusetts. No opinion is expressed herein with respect to the qualification of the MVAIs under the securities or blue-sky laws of any state or any foreign jurisdiction. The MVAIs may be issued from time to time on a delayed or continuous basis, but this opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. I express no opinion with respect to any question of choice of law, choice of venue, or conflicts of laws.

Based upon and subject to the foregoing, I am of the opinion that, when the MVAIs have been issued and sold in accordance with the terms of the Contracts and the Subordinated Guarantee, such MVAIs will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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JOHN HANCOCK FINANCIAL SERVICES                              (JOHN HANCOCK LOGO)
                                                             the future is yours

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY
NOVEMBER 25, 2008
PAGE 2


The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and
(iv) I express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

For purposes of the opinions rendered above, I have assumed that the Company will at all times in the future (i) be duly incorporated and validly existing as a corporation under the laws of the Commonwealth of Massachusetts and (ii) have the corporate power and authority to issue and sell the MVAIs. As of the date of this opinion, the Company is duly organized and validly existing as a domestic company under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to issue and sell the MVAIs.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption "Legal Opinions" in the prospectus included therein. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by me, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without my express prior written consent.

Very truly yours,

/s/ Arnold R. Bergman
-------------------------------------
Arnold R. Bergman
Chief Counsel - Variable Annuities